SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by Registrant[X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           SMITHWAY MOTOR XPRESS CORP.
                (Name of Registrant as Specified in its Charter)

               THE SMITHWAY MOTOR XPRESS CORP. BOARD OF DIRECTORS
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the Appropriate Box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
                                                                        N/A
                                                                        ----
(2) Aggregate number of securities to which transaction applies:        N/A
                                                                        ----

(3) Price per unit or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11:                                             N/A
                                                                        ----

(4) Proposed maximum aggregate value of transaction:                    N/A
                                                                        ----

(5) Total Fee paid                                                      N/A
                                                                        ----

[ ]      Fee paid previously with preliminary materials                 N/A
                                                                        ----
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:                               N/A
                                                                        -----
         (2)      Form, Schedule or Registration Statement No.:         N/A
                                                                        -----
         (3)      Filing Party:                                         N/A
                                                                        -----
         (4)      Date Filed:                                           N/A
                                                                        -----

                           SMITHWAY MOTOR XPRESS CORP.
                                2031 Quail Avenue
                             Fort Dodge, Iowa 50501

              -----------------------------------------------------


                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 7, 1999

              -----------------------------------------------------


To Our Stockholders:

         The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Smithway Motor Xpress Corp., a Nevada Corporation (the "Company"), will be held at the Company's headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, at 9:30 a.m. Central Time, on Friday, May 7, 1999 for the following purposes:

         1. To consider and act upon a proposal to elect five (5) directors of the Company;

         2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick LLP, as independent public accountants for the Company for the fiscal year ending December 31, 1999;

         3. To consider and act upon a proposal to amend the Incentive Stock Plan to reserve an additional 275,000 shares of the Company's Class A common stock for issuance to participants; and

         4. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

         The foregoing matters are more fully described in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on March 9, 1999, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE
REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation.

         All Stockholders are cordially invited to attend the Annual Meeting.

                              By Order of the Board of Directors


                              /s/ William G. Smith
                              William G. Smith
                              Chairman of the Board

Fort Dodge, Iowa  50501
April 2, 1999

                           SMITHWAY MOTOR XPRESS CORP.
                                2031 Quail Avenue
                             Fort Dodge, Iowa 50501

              -----------------------------------------------------


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1999

              -----------------------------------------------------


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smithway Motor Xpress Corp., a Nevada corporation (the "Company"), to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at the Company's headquarters located at 2031 Quail Avenue, Fort Dodge, Iowa 50501, on Friday, May 7, 1999, at 9:30 a.m., Central Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company. The Company does not intend to solicit proxies other than by this mailing; provided, that directors, officers, and employees may solicit proxies by use of the mails or telephone without compensation other than their regular compensation. The approximate date of mailing this proxy statement and the enclosed form of proxy is April 2, 1999.

     The enclosed copy of the Company's annual report for the fiscal year ended December 31, 1998, is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                               PROXIES AND VOTING

     Only stockholders of record at the close of business on March 9, 1999 ("Stockholders"), are entitled to vote, either in person or by valid proxy, at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote for each share held. Holders of Class B Common Stock are entitled to two votes for each share held. On February 12, 1999, there were issued and outstanding 4,024,627 shares of Class A Common Stock, par value one cent ($.01), entitled to cast an aggregate 4,024,627 votes on all matters subject to a vote at the Annual Meeting, and 1,000,000 shares of Class B Common Stock, par value one cent ($.01), entitled to cast an aggregate 2,000,000 votes on all matters subject to a vote at the Annual Meeting. The Company has a total of 5,024,627 shares of Common Stock outstanding, entitled to cast an aggregate 6,024,627 votes on all matters subject to a vote at the Annual Meeting. The number of issued and outstanding shares excludes 209,092 remaining shares of Class A Common Stock reserved for issuance to employees under the Company's Incentive Stock Plan. Options or other grants under the Plan covering an aggregate of approximately 156,000 such shares have been granted, and on February 12, 1999, approximately 98,000 of such shares were subject to vested but unexercised options. There are 25,000 shares of Class A Common Stock reserved for issuance under the Company's Outside Director Stock Plan. Of those shares, 6,000 are subject to vested but unexercised options. Holders of unexercised options are not entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

     Any Stockholder may be represented and may vote at the Annual Meeting by a proxy or proxies appointed by an instrument in writing. If in the event that any such instrument in writing designates two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one is present, then that one may exercise all of the powers conferred by such written instrument unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any
Stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary of the Company.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the Stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, proxies cast "For" or "Against" are included. If no direction is given to the proxy holder, the proxy will be voted "For" the proposals as specified in this proxy statement, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     At the Annual Meeting, the Stockholders will elect five (5) directors to serve as the Board of Directors until the 2000 Annual Meeting of Stockholders of the Company or until their successors are elected and qualified. In the absence of contrary instructions, each proxy will be voted for the election of William
G.  Smith,  G.  Larry  Owens,  Herbert D.  Ihle,  Robert E.  Rich,  and Terry G.
Christenberry, all of whom are standing for re-election to the Board of Directors. William G. Smith, Marlys L. Smith, and G. Larry Owens, who together are entitled to cast over 50% of the eligible votes at the Annual Meeting, have indicated that they will vote for the named nominees, and assuming that they do, such nominees will be elected.
Information Concerning Directors and Executive Officers

     Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of the Company's current directors and other executive officers is set forth below. All references to experience with the Company include positions with the Company's operating subsidiary, Smithway Motor Xpress, Inc., an Iowa corporation.

                                                                        Director
           Name             Age             Position                       Since
--------------------------------------------------------------------------------
William G. Smith. . . . .    59  Chairman of the Board, President,
                                 and Chief Executive Officer                1972
G. Larry Owens. . . . . .    61  Executive Vice President, Chief Operating
                                 Officer, Chief Financial                   1996
                                 Officer, and Director
Martin D. Smith. . . . . .   50  Director of Operations                        -
Michael E. Oleson. . . . .   48  Treasurer and Chief Accounting Officer        -
Daniel S. O'Brion. . . . .   39  Director of Sales and Marketing               -
Herbert D. Ihle. . . . . .   59  Director                                   1996
Robert E. Rich. . . . . .    67  Director                                   1996
Terry G. Christenberry. .    52  Director                                   1996

     William G. Smith has been employed by the Company since 1958, served as President since 1984, and as Chairman of the Board and Chief Executive Officer since January 1995. Prior to 1984, Mr. Smith served in various other executive management capacities. Mr. Smith is a past Chairman of the Iowa Motor Truck Association and currently serves on its executive committee. In addition, Mr. Smith serves on the Board of Regents of Waldorf College in Forest City, Iowa.

     G. Larry Owens has served as Executive Vice President and Chief Financial Officer since joining Smithway in January 1993 and was appointed to also serve as Chief Operating Officer in May 1998. Prior to joining Smithway, Mr. Owens spent twenty-five years in the banking industry, most recently from 1982 through 1992 as President of Boatmen's Bancshares' regional banks in Spencer and Fort Dodge, Iowa.

     Martin D. Smith has served as Smithway's Director of Operations since 1989 and as Director of Administration from 1977 to 1989. Martin D. Smith is unrelated to William G. Smith.

     Michael E. Oleson served as Smithway's Controller upon joining the Company in 1980 and in January 1995 was named Treasurer and Chief Accounting Officer. Prior to joining Smithway, Mr. Oleson was employed as an accountant with Mallinger Truck Line, Inc., in Fort Dodge, Iowa, from 1974 to 1980.

    Daniel S. O'Brion has been Director of Sales and Marketing for Smithway since 1990 and served as a sales representative prior to 1990.

     Herbert D. Ihle has been President and owner of Diversified Financial Services, a Naples, Florida, management and financial services consulting firm, since 1989. From 1990 to 1992, Mr. Ihle served as Senior Vice President - Finance and Controller for Northwest Airlines, and from 1963 to 1989 served in various positions, including Executive Vice President - Finance, for Pillsbury Co. Mr. Ihle is also a director of Lutheran Brotherhood Insurance Company and serves as Chairman of the Board of Regents of Waldorf College in Forest City, Iowa.

     Robert E. Rich is a private investor and has been involved in the management of several privately owned farming and manufacturing companies since 1978. From 1967 through 1978, Mr. Rich served as Executive Vice President and Treasurer and a member of the Board of Directors of Iowa Southern Utilities. Mr. Rich is a certified public accountant.

     Terry G. Christenberry has been the President and a director of Christenberry, Collet & Company, Inc., an investment banking firm located in Kansas City, Missouri, since its incorporation in June 1994. From September 1986 to June 1994, Mr. Christenberry was Executive Vice President and a director of H.B. Oppenheimer & Company, Inc., also an investment banking firm located in Kansas City, Missouri. Mr. Christenberry also serves as a director of OTR Express, Inc., a nationwide truckload carrier with common stock traded on the Nasdaq National Market.

Meetings and Compensation

     Board of Directors. During the fiscal year ended December 31, 1998, the Board of Directors of the Company met on six occasions. All directors attended in person or participated by telephone in at least 75% of the total number of meetings of the Board of Directors and all of the meetings held by committees of the Board on which they served. Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended by such director and $250 per committee or telephonic meeting attended by the director. Non-employee directors also receive the annual option to purchase 1,000 shares of the Company's Class A Common Stock at 85% of the market price on the date of the annual meeting and are reimbursed for their expenses incurred in attending the meetings.

     Compensation  Committee.   The  Compensation  Committee  of  the  Board  of
Directors met twice during the fiscal year ended December 31, 1998, and all members were present at such meetings. Messrs. Ihle, Rich, and Christenberry serve on the Compensation Committee. This committee reviews all aspects of compensation of the Company's executive officers and makes recommendations on such matters to the full Board of Directors. The Report of the Compensation Committee for 1998 is set forth below. See "Compensation Committee Report on Executive Compensation."

     Audit Committee. The Audit Committee, comprised of Messrs. Rich, Ihle, and Christenberry, met twice during the fiscal year ended December 31, 1998, and all members were present at such meetings. The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the Company's financial statements, and reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors. The Audit Committee also considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting.

     Nominating Committee. The Board does not maintain a standing nominating committee or other committee performing similar functions.

Compensation Committee Interlocks, Insider Participation, and Related Party Transactions

     Mr. Christenberry has served on the Compensation Committee since the Company's initial public offering on June 27, 1996. He is not an officer or employee of the Company. Mr. Christenberry is the President and a director of Christenberry, Collett & Company, Inc., an investment banking firm that has been retained by the Company since 1994 to provide various financial advisory services. The Company paid Christenberry, Collett & Company, Inc. approximately $150,000 in financial consulting fees during 1998, primarily for services in connection with acquisitions of businesses.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.

                             EXECUTIVE COMPENSATION


     The following table sets forth information concerning the annual and long-term compensation paid to the chief executive officer and the one other named executive officer of the Company whose total cash compensation exceeded $100,000 (the "Named Officers"), for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997, and 1996.

                           Summary Compensation Table


                                      Annual Compensation                   Long Term Compensation
                              ----------------------------------      --------------------------------
                                                                            Awards            Payouts
                                                                      --------------------  ----------
                                                                      Restricted
  Name and Principal                                  Other Annual       Stock      Options     LTIP        All Other
       Position         Year   Salary      Bonus    Compensation(1)   Award(s)(2)     (#)      Payouts     Compensation
William G. Smith,
 Chairman,             1998     $300,000     -             -             5,521         -          -              -
 President, and        1997     $300,000     -             -             4,322         -          -              -
 CEO                   1996     $300,000     -             -               -           -          -              -
G. Larry Owens,        1998     $150,000     -             -             2,317         -          -              -
 Executive Vice        1997     $125,000     -             -             1,757       25,000       -              -
 President, COO,       1996     $ 82,000  $23,000          -               -           -          -              -
 and CFO
----------------------

(1) Other annual compensation did not exceed 10% of the Named Officer's total salary for any reported year.

(2) Stock bonuses of Class A Common Stock granted by the Board of Directors effective January 28, 1999, and January 30, 1998. Amounts presented for Mr. Owens are net amounts reflecting 1,364 shares of the 1999 grant and 1,124 shares of the 1998 grant withheld to satisfy tax withholding obligations.

     The following table sets forth information with respect to the Named Officers concerning the exercise and ownership of options held at December 31, 1998:

                                     Aggregated Option Exercises and Holdings

                                                                 Number of Securities
                                   Shares                        Underlying Unexercised     Value of Unexercised
                                 Acquired on          Value      Options at 12/31/98        Options at 12/31/98(1)
  Name                            Exercise          Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
William G. Smith...............     -                -                     -                          -
G. Larry Owens.................     -                -                 25,000/0                    $0/0
-------------------------

(1) The December 31, 1998 closing price of $7.50 was below the exercise price of $8.875.

     The Company does not have a long-term incentive plan or a defined benefit or actuarial plan and has never issued any stock appreciation rights.

Employment Agreements

     The Company currently does not have any employment contracts, severance, or change-in-control agreements with any of its executive officers. However, under certain circumstances in which there is a change of control, holders of outstanding stock options granted under the Plan may be entitled to exercise such options notwithstanding that such options may otherwise not have been fully exercisable. Similar rights could be extended to holders of additional awards under the Plan if any such awards were granted.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors prepared the following report on executive compensation.

     Under the Compensation Committee's supervision, the Company has adopted compensation policies that seek to attract and retain excellent management personnel and align the interests of senior management with the interests of stockholders. The three main components of senior management's compensation are salary, bonus, and stock-based compensation.

     Base Salary. In approving the base salaries of the Company's senior management team for 1998, the Compensation Committee reviewed individual performance and the compensation of persons holding similar positions at other publicly traded truckload carriers. The Compensation Committee took into account the relative size of comparable companies, growth rates, geographic considerations, and operating performance. In addition, the Compensation Committee considered the expanded roles of senior management in response to the Company's growth and its acquisition strategy. The Compensation Committee believes that the base salaries of senior management, other than the salary of the Chief Executive Officer that is discussed below, are at or below the average levels paid by comparable, publicly traded truckload carriers.

     Annual Bonus. The Compensation Committee approved bonuses for 1998 for senior management, other than Mr. Smith and Mr. Owens, based upon two primary factors. First, the Company integrated three acquisitions in 1998. Second, the Compensation Committee considered whether members of management met their individual goals that had been established at the beginning of the year. Mr. Smith and Mr. Owens participate in a separate incentive compensation plan that allocates a bonus amount equal to a percentage of corporate profits.

     Stock-Based Compensation. The Compensation Committee believes that the use of stock-based compensation as a component of potential compensation can align the interests of management and stockholders and encourage senior management to focus on long-term, profitable growth. From time-to-time the Compensation Committee has made or recommended stock option grants and other stock awards to members of senior management. In 1998, the Company paid William G. Smith's and
G. Larry Owens' bonus in shares of Class A Common Stock. Mr. Smith was granted 5,521 shares and Mr. Owens was granted 3,681 shares. Mr. Owens elected to have 1,364 shares withheld to satisfy tax withholding obligations. The Company did not make stock option grants to senior management in 1998.

     Chief Executive Officer. Mr. Smith's base salary has not been changed since the Company's initial public offering. The Compensation Committee believes it is reasonable in relation to the base salaries of CEOs of comparable companies. Mr. Smith participated in the Profit Incentive Plan, as explained above. In view of his large stockholdings, Mr. Smith has not received stock option grants to date. As the Company's largest stockholder, Mr. Smith's net worth is directly affected by the Company's performance and stock price.

                             Compensation Committee:
                             Herbert D. Ihle
                             Robert E. Rich
                             Terry G. Christenberry

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors, and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

Stock Price Performance Graph

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                PERFORMANCE GRAPH FOR SMITHWAY MOTOR XPRESS CORP.

     The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock with the cumulative total stockholder return of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Trucking & Transportation Stocks commencing June 27, 1996, and ending December 31, 1998.



                      GRAPH WAS CENTERED HERE IN PRINTED FORM

                                     LEGEND
Symbol    CRSP Total Returns Index for:           12/1993   12/1994    12/1995   12/1996    12/1997   12/1998
-------   ------------------------------          -------   -------    -------   -------    -------   -------

______ #  Smithway Motor Xpress Corp.                                              95.6      152.9      88.2
------ *  Nasdaq Stock Market (US Companies)        65.0      63.5      89.8      110.4      135.3     190.7
====== ^  Nasdaq Trucking & Transportation Stocks   87.9      79.7      93.0      102.7      131.5     116.7
            SIC 3700-3799, 4200-4299, 4400-4599,
            4700-4799 US & Foreign

Notes:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 06/27/1996.


     The stock performance graph assumes $100 was invested on June 27, 1996, the date of the Company's initial public offering. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse predictions as to future stock performance. The CRSP Index for Nasdaq Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the Nasdaq Stock Market, as well as all Nasdaq companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599, and 4700-4799.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth, as of February 12, 1999, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director, by each Named Officer of the Company, and by all directors and executive officers of the Company as a group. Share numbers are as of February 16, 1999, for Lord, Abbett & Co. based upon a Schedule 13G filed with the Securities and Exchange Commission.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

                                                            Amount & Nature
                                                             of Beneficial                Percent of(1)
 Title of Class        Name of Beneficial Owner(2)            Ownership(3)        Class A   Class B     Total
Class A Common                                                 1,043,352
Class B Common          William G. and Marlys L. Smith(4)      1,000,000           25.9%      100%       40.7%
Class A Common          G. Larry Owens(5)                        176,536            4.4%       -          3.5%
Class A Common          Martin D. Smith                           32,584             *         -           *
Class A Common          Michael E. Oleson                         33,811             *         -           *
Class A Common          Daniel S. O'Brion                         29,296             *         -           *
Class A Common          Herbert D. Ihle                            6,000             *         -           *
Class A Common          Robert E. Rich                             5,000             *         -           *
Class A Common          Terry G. Christenberry(6)                  5,500             *         -           *
Class A Common          Lord, Abbett & Co.                       571,650           14.2%       -         11.4%
Class A & Class B       All directors and executive officers   2,331,579           33.1%      100%       46.4%
Common                  as a group (8 persons)
----------------------

*        Less than one percent (1%).

(1) The Class A Common Stock is entitled to one vote per share. The Class B Common Stock is entitled to two votes per share so long as it is beneficially owned by William G. Smith or certain members of his immediate family. The Smiths beneficially own shares of Class A and Class B Common Stock with 50.5% of the voting power of all outstanding voting shares, including the 190,000 shares over which Melissa Turner is voting trustee.

(2) The business address of William G. and Marlys L. Smith is 2031 Quail Avenue, Fort Dodge, Iowa 50501. The business address of Lord, Abbett & Co. is 767 Fifth Ave., New York, New York 10153.

(3) In accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the number of shares beneficially owned includes 20,000 shares of Class A Common Stock underlying options to purchase granted under the plan to each of Martin D. Smith, Michael E. Oleson, and Daniel S.
     O'Brion (the "Optionees") that are currently exercisable or will become exercisable within 60 days. The 5,000 remaining shares underlying options granted to the Optionees are not exercisable within 60 days and are excluded. The shares owned also include 12,584, 11,820, and 9,296 shares held under the Company's 401(k) plan for Martin D. Smith, Michael E. Oleson, and Daniel S. O'Brion, respectively. The total shares includes 3,000 shares of Class A Common Stock underlying options to purchase granted under the Outside Director Stock Plan to each of Messrs. Rich, Ihle, and Christenberry that are currently exercisable or will be exercisable within 60 days. Unless otherwise indicated all shares are owned directly.

(4) All shares held as joint tenants with rights of survivorship except 190,000 shares of Class A Common Stock held in the name of Melissa Turner as voting trustee for the benefit of the Smith Family Limited Partnership and 15,910 shares of Class A Common Stock held for the Smiths under the Company's 401(k) Plan. Melissa Turner is the daughter of William G. and Marlys L. Smith.

(5) Includes 200 shares held as custodian for minor children under the Uniform Gifts to Minors Act, as to which beneficial ownership is disclaimed, 7,262 shares of Class A Common Stock held under the Company's 401(k) Plan, and an option to purchase 25,000 shares granted to Mr. Owens under the Company's Incentive Stock Plan, which options are fully vested.

(6) Includes 500 shares held under the Christenberry, Collett & Company, Inc. 401(k) Plan, a unitized plan that does not allocate a specific number of shares to Mr. Christenberry's account, accordingly, beneficial ownership is disclaimed.

                                   PROPOSAL 2
                    RATIFICATION OF SELECTION OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP as independent certified public accountants for the Company for the 1999 fiscal year. KPMG Peat Marwick LLP has served as independent certified public accountants for the Company since December 1994. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.

                                   PROPOSAL 3
                  APPROVAL OF AMENDMENT TO INCENTIVE STOCK PLAN

Description of Plan

     In March 1995, the Company's Board of Directors and stockholders adopted the Incentive Stock Plan (the "Plan") to attract and retain employees and motivate them through incentives that are aligned with the Company's goals of increased profitability and stockholder value. Awards may be in the form of incentive stock options, non-qualified stock options, restricted stock awards, or any other awards of stock consistent with the Plan's purpose. The Plan is administered by the Board of Directors. All employees are eligible for participation, and actual participants in the Plan are selected from time-to-time by the administrator. The administrator may substitute new stock options for previously granted options. No awards of incentive stock options may be made after December 31, 2004, the period under applicable provisions of the Internal Revenue Code. The Company originally reserved 225,000 shares of Class A Common Stock for issuance pursuant to the Plan, and to date has awarded options and other grants covering approximately 156,000 of such shares, including 116,000 shares underlying options and other grants to its executive officers. Seventy-five thousand options were granted to the Company's executive officers at $9.50.

Plan Amendment

     The proposed Amendment to the Plan (the "Amendment") would reserve an additional 275,000 shares of Class A Common Stock for issuance, bringing the total number of shares subject to the Plan to 500,000. The Board of Directors has recommended approval of Proposal 3 and believes that the ability to offer additional equity incentives is important to providing compensation that aligns the interests of employees and stockholders. The market price of the stock as of December 31, 1998, was $7.50, which results in the stock underlying the entire 275,000 shares covered by the Amendment having a market value of $2.1 million at such date and the stock underlying the options and other grants granted to the executive officers having a market value of $870,000.

Federal Income Tax Consequences for Incentive Stock Options

     Options granted as incentive stock options ("ISOs") are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") for special tax treatment. Neither the grant of the ISO nor the exercise of the ISO by a participant ("Optionee") will result in the recognition of taxable income to the Optionee. However, the exercise of an ISO will result in an item of tax preference to an Optionee potentially subject to the alternative minimum tax. The ultimate sale or other disposition by the Optionee of the shares obtained upon exercise of the ISO will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. The Company will not have a deduction with regard to the ISO at the time of the grant, the exercise, or the ultimate sale of the shares. Notwithstanding the foregoing, if an Optionee sells or disposes of the shares prior to two years after the date of the grant of the ISO or one year after the date of the exercise, the Optionee will recognize compensation income on the sale to the extent the value on the date of exercise exceeded the exercise price. The excess of the amount received on the sale over the value on the date of exercise will be capital gain. In the case of such a disqualifying disposition of shares, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise the ISO after the death of an Optionee may sell the stock obtained on the exercise of an option at any time without regard to the normal holding requirements. In addition to the foregoing federal tax considerations, the exercise of an ISO and the ultimate sale or other disposition of the shares acquired thereby will in most cases be subject to state income taxation.

Federal Income Tax Consequences for Nonstatutory Stock Options

     An Optionee does not realize any compensation income upon the grant of a nonstatutory stock option ("NSO"). Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of an NSO, an Optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the securities on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount as the Optionee reports as compensation income, provided the Company withholds federal income tax in accordance with the Code and applicable Treasury regulations. In addition to the foregoing federal tax considerations, the exercise of an Option and the ultimate sale or other disposition of the shares of Common Stock acquired thereby will in most cases be subject to state income taxation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO AMEND THE INCENTIVE STOCK PLAN TO RESERVE AN ADDITIONAL 275,000 SHARES OF CLASS A COMMON STOCK FOR ISSUANCE TO PARTICIPANTS, FOR A TOTAL OF 500,000 SHARES.
                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2000 Annual Meeting of the Stockholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before December 4, 1999, to be eligible for inclusion in the Company's proxy material related to that meeting. The inclusion of any such proposals in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                  OTHER MATTERS

     The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                              Smithway Motor Xpress Corp.


                              /s/ William G. Smith
                              William G. Smith
                              Chairman of the Board

April 2, 1999